Exhibit 99.2

SXC HEALTH SOLUTIONS SIGNS PBM CONTRACT WITH HEALTHSPRING

Lisle, Illinois, March 4, 2010, SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), a leading provider of pharmacy benefit management (PBM) products and services, today announced that its informedRx PBM unit has been awarded a contract with HealthSpring Inc. (“HealthSpring”) having an initial term of three years with provisions for two additional one-year extensions.  HealthSpring, based in Nashville, Tennessee, offers Medicare Advantage plans across seven states to over 193,000 members and a national stand-alone Medicare prescription drug plan to 387,000 members. SXC will provide HealthSpring with its full suite of PBM services which include mail order pharmacy, specialty pharmacy, retail network management, Medicare compliance services, and patient care clinical services, managing an anticipated drug spend of approximately $1 billion annually. HealthSpring will deploy mail and specialty pharmacy services beginning in 2010, with implementation of the full PBM services on January 1, 2011.

“The flexibility of SXC’s full service PBM offering, combined with its expertise in Medicare Part D, aligns perfectly with our commitment to design competitive products and provide high quality healthcare benefits to Medicare members,” said Michael G. Mirt, President and Chief Operating Officer of HealthSpring, Inc. “We manage our Medicare Advantage plans locally and require customized benefits programs throughout our network, which made SXC, with its flexible PBM service model, an ideal partner to help us achieve our service and cost containment objectives.”

“HealthSpring is a recognized market leader in Medicare, and we are very pleased to earn their business,” said Mark Thierer, President and CEO of SXC.  “The size and scope of this agreement makes HealthSpring a strategic addition to our PBM client base and validates our ability to scale our offerings to meet the needs of some of the largest and most innovative healthcare organizations in the country.”

SXC collaborates with clients to use pharmacy data to more effectively manage medical costs.   Taking a highly consultative approach, SXC will help HealthSpring use these insights to drive smarter plan design and pre-emptive intervention in high-risk clinical situations by utilizing its Integrail™ clinical decision support tool.   Additionally, HealthSpring has a unique and differentiated relationship with its physicians - SXC will deploy its provider technology tools to actively engage their physician community.

About HealthSpring Inc.
 HealthSpring is based in Nashville, Tennessee, and is one of the country’s largest Medicare Advantage coordinated care plans.  HealthSpring currently owns and operates Medicare Advantage plans in Alabama, Florida, Georgia, Illinois, Mississippi, Tennessee, and Texas and also offers a national stand-alone Medicare prescription drug plan.  For more information, visit www.healthspring.com.

About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefit management (PBM) services and Healthcare Information Technology (HCIT) solutions to the healthcare benefits management industry. As the industry’s “Technology-Enabled PBM”™, SXC’s product offerings and solutions combine a wide range of advanced PBM services, software applications, application service provider processing services, and professional services to help healthcare organizations reduce the cost of prescription drugs and deliver better healthcare to their members. SXC serves many of the largest organizations in the pharmaceutical supply chain, such as health plans; employers; Federal, provincial, and state governments; institutional pharmacies; pharmacy benefit managers; and retail pharmacy chains. SXC is headquartered in Lisle, Illinois with multiple locations in North America. Learn more at www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management's expectations or estimates of our future performance relating to the new agreement with HealthSpring Inc., constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Factors to be considered are discussed from time to time in SXC’s filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under that captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.  Please see our Current Report on Form 8-K dated March 4, 2010 for additional information regarding the new agreement with HealthSpring Inc.

For more information, please contact:
Jeff Park	Susan Noonan	Dave Mason
EVP & Chief Financial Officer	Investor Relations	Investor Relations
SXC Health Solutions, Inc.	SA Noonan Communications	The Equicom Group Inc.
Tel: (630) 577-3100	(212) 966-3650	(416) 815-0700 ext. 237
investors@sxc.com	susan@sanoonan.com	dmason@equicomgroup.com